Exhibit 10.19 (c)


                                  Exhibit C


                       NON-NEGOTIABLE PROMISSORY NOTE

                                April 1, 1996


Borrower:  Spencer I. Browne

Lender: Financial Asset Management LLC, a Colorado limited liability company

Amount:    $2,100,000.00

Maturity Date: December 31, 1998


         For value received, Borrower promises to pay Financial Asset Management LLC ("Lender") at Lender's office in Denver, Colorado, the sum of Two Million One Hundred Thousand Dollars ($2,100,000.00) in lawful money of the United States with simple interest thereon from the date hereof until paid, both before and after judgment, computed on the basis of a three hundred sixty-five (365) day year, at a variable rate per annum, adjusted as of the first day of each calendar month during the term of this Promissory Note, equal to the M.D.C. Holdings, Inc. Corporate Borrowing Rate, provided that such rate shall not exceed 13%. Upon default in payment of any principal or interest when due, whether due at stated maturity, by acceleration, or otherwise, all outstanding principal shall bear interest at a default rate of eighteen percent (18%) per annum from the date when due until paid, both before and after judgment.

         Payments of accrued interest shall be made on April 1 of each year during the term of this Promissory Note. Payments of principal shall be made on April 1 of each year during the term of this Promissory Note if and to the extent of the positive amount determined under the following equation:

                           X = .55 (Y - $400,000) - Z

                  X is the amount of principal to be paid
                  Y is the amount distributed to Borrower in the preceding calendar year in respect of his interest in Financial Asset Management LLC ("FAMC")

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                  Z is the amount, if any, by which Borrower's
                        compensation is reduced in any calendar year pursuant to section 3(d) of his Employment Agreement with M.D.C. Holdings, Inc. dated as of April 1, 1996.

The remaining principal and accrued interest shall be payable in full on the earlier of: (a) December 31, 1998; (b) ninety (90) days after Borrower's employment with Lender has been terminated for cause; (c) one (1) year after Borrower's employment with Lender has been terminated other than for cause; or
(d) on the closing date of the exercise by Lender or Borrower of their respective call or put options under the Agreement dated as of the date hereof among M.D.C. Holdings, Inc., Financial Asset Management Corporation, M.D.C. Residual Holdings, Inc., Lender and Borrower (the "Agreement").

         All payments shall be applied first to accrued interest and the remainder, if any, to principal.

         This Promissory Note is secured pursuant to a Pledge Agreement dated as of the date hereof.

         If default occurs in the payment of any principal or interest when due and remains uncured five days after Borrower's receipt of notice thereof, if any Event of Default (as defined in the Pledge Agreement) occurs under the Pledge Agreement, time being of the essence, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full and in any such event, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.


                                             Borrower:



                                              -----------------------------
                                              Spencer I. Browne

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